Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2018, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Spok Holdings, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Spok Holdings, Inc. on Forms S-8 (File No. 333-182444 and File No. 333-212724).

/s/ GRANT THORNTON LLP
McLean, Virginia
March 1, 2018